Exhibit 10.28
BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
DEFERRED COMPENSATION PLAN
(Amended and restated effective January 1, 2007)

TABLE OF CONTENTS

TABLE OF CONTENTS	1

ARTICLE I PURPOSE, EEFECTIVE DATE, EMPLOYER	1

1.1 Purpose	1
1.2 Effective Date	1
1.3 Employer	1

ARTICLE II DEFINITIONS	2

2.1 Accounts	2
2.2 Administrative Committee	2
2.3 Beneficiary	2
2.4 Bonus	2
2.5 Bonus Deferral	2
2.6 Code	2
2.7 Compensation	2
2.8 Compensation Committee	2
2.9 Deferral Election Form	2
2.10 Distribution Election Form	2
2.11 Eligible Employee	3
2.12 Employer	3
2.13 Employer Non-Matching Contribution	3
2.14 Excess Matching Contribution	3
2.15 Matching Contribution	3
2.16 Participant	3
2.17 Pay Deferral Contribution	4
2.18 Plan Year	4
2.19 Section 409A	4
2.20 Termination of Employment	4
2.21 Unforeseeable Emergency	5
2.22 Vesting	5

ARTICLE III ELIGIBILITY FOR CONTRIBUTIONS AND DEFERRALS	6

3.1 Eligiblity for Excess Matching Contribution	6
3.2 Bonus Deferral Elections	6
3.3 Pay Deferral Elections	6
3.4 Somatogen Acquisition Deferral Election	7
3.5 Discretionary Contributions	7
3.6 Employer Non-Matching Contribution	7
3.7 Contributions Following Military Service	8

ARTICLE IV CREDITING OF ACCOUNTS	9

4.1 Crediting of Accounts	9
4.2 Earnings	9
4.3 Account Statements	10
4.4 Vesting	10

ARTICLE V DISTRIBUTION OF BENEFITS	11

5.1 Distribution of Benefits	11
5.2 Distribution	11

5.3 Effect of Payment	13
5.4 Taxation of Plan Benefits	14
5.5 Withholding and Payroll Taxes	14
5.6 Distribution Due to Unforeseeable Emergency	14
5.7 Distribution Due to Inclusion in Taxable Income	14

ARTICLE VI BENEFICIARY DESIGNATION	15

6.1 Beneficiary Designation	15
6.2 Amendments to Beneficiary Designation	15
6.3 No Beneficiary Designation	15
6.4 Form of Payment to Beneficiary	15

ARTICLE VII ADMINISTRATION	16

7.1 Administrative Committee	16
7.2 Administrative Committee Powers	16
7.3 Uniform Application of Rules	17
7.4 Claims Procedure	17
7.5 Action by Administrative Committee	18
7.6 Indemnity	18

ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN	19

8.1 Amendment	19
8.2 Right to Terminate	20
8.3 Payment at Termination	20

ARTICLE IX MISCELLANEOUS	21

9.1 Unfunded Plan	21
9.2 Unsecured General Creditor	21
9.3 Nonassignability	21
9.4 Not a Contract of Employment	21
9.5 Protective Provisions	21
9.6 Governing Law	22
9.7 Severability	22
9.8 Notice	22
9.9 Successors	22
9.10 Action by Baxter	22
9.11 Effect on Benefit Plans	22
9.12 Participant Litigation	22

2

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES DEFERRED
COMPENSATION PLAN
(Amended and Restated Effective January 1, 2007)
ARTICLE I
PURPOSE, EFFECTIVE DATE, EMPLOYER
     1.1 Purpose. The Baxter International Inc. and Subsidiaries Deferred Compensation Plan (the “Plan”) has been adopted by Baxter International Inc. (“Baxter”). The Plan is intended to be an unfunded arrangement to provide deferred compensation for the benefit of a select group of management and highly compensated employees. The Plan is designed to enable eligible participants to defer compensation and receive matching contributions under the provisions of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (“IIP”), a tax-qualified defined contribution plan, in excess of the limitations imposed by the Internal Revenue Code (“Code”). Baxter amended and restated the Plan effective January 1, 1998, in part to combine the Plan and the Baxter International Inc. and Subsidiaries Incentive Investment Excess Plan, and amended and restated the Plan again effective January 1, 2002 and January 1, 2005, to make certain other changes and to comply with the requirements of Section 409A of the Code. The Plan is hereby further amended and restated effective January 1, 2007, to make certain other changes. Capitalized terms not defined in this Plan are deemed to have the meaning given them in the IIP.
     1.2 Effective Date. The effective date of this restatement is January 1, 2007.
     1.3 Employer. The Plan is adopted for the benefit of a select group of management or highly compensated employees of Baxter or of any subsidiaries or affiliates of Baxter, as set forth below. The Plan may be adopted by any subsidiaries or affiliates of Baxter with the consent of the Administrative Committee. Participating Employers are listed on Appendix A as attached and updated from time to time.

ARTICLE II
DEFINITIONS
     2.1 Accounts. Accounts means the sum of the Participant’s Excess Matching Contribution Account balance, Bonus Deferral Account balance, Pay Deferral Account balance, and Deferred Compensation Account balance.
     2.2 Administrative Committee. For purposes of the Plan, Administrative Committee has the same meaning as the Administrative Committee in the IIP.
     2.3 Beneficiary. A Participant’s Beneficiary, as defined in Article VI, is the Beneficiary designated to receive the Participant’s Accounts, if any, from the Plan, upon the death of the Participant.
     2.4 Bonus. The term Bonus means those bonuses that are included in the definition of Compensation in the IIP and also includes any other bonus which is approved by the Administrative Committee and listed on Attachment A to this Plan. Attachment A may be updated from time to time to accurately reflect the approved bonuses for purpose of this definition.
     2.5 Bonus Deferral. The Bonus Deferral is the amount of the Participant’s Bonus which the Participant elected to defer and contribute to the Plan which, but for such election, would have otherwise been paid to him/her.
     2.6 Code. The Code shall mean the Internal Revenue Code of 1986, as amended.
     2.7 Compensation. For purposes of the Plan, Compensation has the same meaning as Compensation in the IIP without regard to Section 401(a)(17) of the Code, except that the Bonuses deferred under the Plan are included in Compensation in the Plan Year in which such amounts would be paid if they were not deferred and not in the Plan Year in which such amounts are actually paid.
     2.8 Compensation Committee. The Compensation Committee of the Board of Directors of Baxter.
     2.9 Deferral Election Form. The form which a Participant must complete and return to the Administrative Committee or its designee, in accordance with the rules and procedures as may be established by the Administrative Committee, in order to elect to defer a portion of his or her Bonus into the Plan and to designate his or her Pay Deferral Election.
     2.10 Distribution Election Form. The form which a Participant must complete and return to the Administrative Committee or its designee, in accordance with the rules and procedures as may be established by the Administrative Committee. This form is to be used by both (a) Participants who are not eligible to defer a portion of their Bonus or make a Pay Deferral Contribution to the Plan; and (b) Participants who are electing distributions with respect to a Deferred Compensation Account.

     2.11 Eligible Employee. An Eligible Employee is anyone who:
(a)	is a Corporate Officer of Baxter, a member of Baxter’s Senior Management Team and/or is participant in the Baxter International Inc. Long Term Incentive Plan for the Plan Year to which deferrals relate;

(b)	for Plan Years prior to 2005, was a participant in the IIP whose Matching Contributions to the IIP for the Plan Year are limited because of the application of the Code, provided he or she has met the eligibility rules set forth in Section 3.1 below;

(c)	solely for purposes of Section 3.5, is designated by the Administrative Committee to be a Participant in the Plan and eligible to receive discretionary benefits under Section 3.5 of the Plan for the Plan Year, subject to the terms and conditions imposed by the Administrative Committee in accordance with Section 3.5; or

(d)	for Plan Years subsequent to 2006, and solely for purposes of Section 3.6, is eligible to receive an Employer Non-Matching Contribution into the IIP for the Plan Year and has Compensation for the Plan Year in excess of the limitations of Section 401(a)(17) of the Code. An Employee who has never previously been an Eligible Employee shall be treated as becoming an Eligible Employee on the last day of the first Plan Year in which he meets the requirements of this paragraph (d).
     2.12 Employer. The term Employer means Baxter and any entity that is a member of a controlled group or affiliated service group that includes Baxter, or is otherwise required to be considered as a single employer with Baxter under Section 414 of the Code. A “Participating Employer” is an Employer that has adopted the Plan for the benefit of its Eligible Employees as provided in Section 1.3, and a Non-Participating Employer is an Employer that is not a Participating Employer.
     2.13 Employer Non-Matching Contribution. The term Employer Non-Matching Contribution has the same meaning in the Plan as it does in the IIP.
     2.14 Excess Matching Contribution. The Excess Matching Contribution is the difference between the Matching Contributions allocated to a Participant’s IIP Account during the Plan Year and the amount that would have been allocated if the limitations of Sections 415, 401(k), 402(g), 401(m) or 401(a)(17) of the Code, were disregarded.
     2.15 Matching Contribution. The term Matching Contribution has the same meaning in the Plan as it does in the IIP.
     2.16 Participant. A Participant is any Eligible Employee who has an Account balance in the Plan.

     2.17 Pay Deferral Contribution. The term Pay Deferral Contribution has the same meaning as Pay Deferral Contribution in the IIP. The Pay Deferral Contribution is the amount of the Participant’s Compensation, which the Participant elected to defer into the Plan which, but for such election, would have otherwise been paid to him/her.
     2.18 Plan Year. The Plan Year is the calendar year.
     2.19 Section 409A. Section 409A means Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004 and as interpreted by Treasury Regulations or other authority issued thereunder.
     2.20 Termination of Employment. For purposes of the Plan, Termination of Employment has the same meaning as Termination of Employment in the IIP; provided that for purposes of determining when a Participant’s benefit becomes payable, Termination of Employment shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A. The following rules are intended to implement the requirements of Section 409A, and may be adjusted by the Administrator as required to comply with final Treasury Regulations or other guidance issued under Section 409A:
(a)	A Participant who is on an approved leave of absence shall not incur a Termination of Employment unless he fails to return to employment at the end of such leave of absence; provided that either (i) the leave of absence is of not more than six months in duration, or (ii) the Participant has a legal or contractual right to reemployment at the end of the leave of absence. The Termination of Employment of such a Participant will occur when he fails to return, except that solely for purposes of Vesting his or her Termination of Employment will be treated as occurring on the first day of the leave of absence.

(b)	A Participant who is transferred to the employ of a Non-Participating Employer, shall no longer be an Eligible Employee but shall not have incurred a Termination of Employment for purposes of distribution of his or her Account until his or her employment is terminated by all Employers with no expectation of re-employment; provided that a Participant who is employed as a part-time employee shall be considered to have incurred a Termination of Employment if his or her annual rate of compensation as a part time employee is not more than 20% of his or her average annual rate of compensation during his or her last three full years of full-time employment and the total amount of compensation received by the Participant during a year as a part time employee is not more than 20% of his or her average annual compensation during his or her last three full years of full-time employment.

(c)	A Participant who terminates his or her employment with all Employers, but continues to render services to any Employer in a capacity other than as an employee, will incur a Termination of Employment only when all arrangements for the provision of services to all Employers have been terminated with no expectation of renewal or re-employment, unless both the Participant’s annual rate of compensation for such services is not more than 50% of his or her average annual rate of compensation during his or her last three full years of full-time employment and the total amount of compensation received by the Participant for such services during a year is not more than 50% of his or her average annual compensation during his or her last three full years of full-time employment.
     2.21 Unforeseeable Emergency. A severe financial hardship resulting from a sudden or unexpected illness or accident of the Participant or one of his or her dependents, loss of the Participant’s property due to casualty or similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, as determined by the Administrative Committee.
     2.22 Vesting. For purposes of the Plan, Vesting has the same meaning as Vesting in the IIP.

ARTICLE III
ELIGIBILITY FOR CONTRIBUTIONS AND DEFERRALS
     3.1 Eligibility for Excess Matching Contribution. An Eligible Employee is a Participant in the Plan and eligible to receive a contribution to his or her Excess Matching Contribution Account in the Plan for a Plan Year if such Participant’s allocation of Matching Contributions in the IIP during the Plan Year is less than three percent (3%) of Compensation because of the application of the Code. Effective January 1, 2005, an Employee who would have been an Eligible Employee solely by reason of this Section 3.1 shall no longer be an Eligible Employee. A Participant who was an Eligible Employee solely by reason of this Section 3.1 for one or more Plan Years prior to 2005 shall continue to be a Participant with respect to his Excess Matching Contribution Account until it is distributed.
     3.2 Bonus Deferral Elections. An Eligible Employee is a Participant in the Plan if he or she elects to defer all or a portion of his or her Bonus through the Plan until his or her Termination of Employment, or such other time as specified on his or her Deferral Election Form, by completing a Deferral Election Form in accordance with applicable rules and procedures established by the Administrative Committee. A Participant may elect to defer up to 100% of his or her Bonus, in whole percentages. Beginning January 1 of the year to which the Deferral Election Form applies, the Deferral Election Form is irrevocable, except as provided in Section 5.6. The Deferral Election Form must be filed in accordance with the rules established by the Administrative Committee before January 1 of the Plan Year to which the Deferral Election Form applies, except that the Administrative Committee may either (i) permit an employee who first becomes an Eligible Employee during a Plan Year, and who was not previously a participant in any account balance deferred compensation arrangement sponsored by any Employer, to make an election to defer his or her Bonus not more than 30 days after becoming an Eligible Employee, which Bonus Deferral Election shall apply only to the portion of the Bonus earned after the election is made, or (ii) permit Eligible Employees to make an election to defer their Bonuses not later than six months prior to the end of the Bonus determination period, provided that the Administrative Committee determines that the Bonus satisfies the requirements for performance based compensation under Section 409A of the Code. For purposes of Bonus Deferral Elections, Eligible Employees are those employees who are participants in the Long Term Incentive Plan for the Plan Year to which deferrals relate.
     3.3 Pay Deferral Elections. An Eligible Employee is a Participant in the Plan if he or she elects to defer a portion of his or her Compensation in excess of the annual contribution limit under Section 401(k) or 402(g) of the Code (as contributed to the IIP) as set forth on his or her Deferral Election Form, or if he or she has elected to contribute at least 3% of his or her Compensation to the IIP and his or her Compensation exceeds the annual limit under Section 401(a)(17) of the Code, in accordance with applicable rules and procedures established by the Administrative Committee. A Pay Deferral Election shall be made by the last day of the Plan Year preceding the Plan Year to which it relates, and shall thereafter be irrevocable (except as provided in Section 5.6), except that the Administrative Committee may permit an employee who first becomes an Eligible Employee during a Plan Year, and who was not previously a participant in any account balance deferred compensation arrangement sponsored by any Employer, to make an Pay Deferral Election not more than 30 days after becoming an Eligible Employee, which Pay

Deferral Election shall apply prospectively only. A Participant may elect to defer up to a total of 50% (20% prior to 2007) of his or her Compensation. In order to make a Pay Deferral election, the Participant must elect to contribute the same percentage of Compensation under the IIP for the Plan Year and must first either (i) contribute to the IIP the maximum amount permitted by Sections 401(k) and 402(g) of the Code or (ii) contribute at least 3% of his or her Compensation to the IIP and have his or her Compensation exceed the annual limit under Section 401(a)(17) of the Code, and the Participant may not change his/her IIP election for the Plan Year. Notwithstanding the prior sentence, effective April 1, 2002, a Participant may elect to make an additional annual “catch-up contribution” to the IIP in accordance with the terms of the IIP, which shall be disregarded for purposes of the Plan. For purposes of Pay Deferral Elections, Eligible Employees are those employees who are participants in the Long Term Incentive Plan for the Plan Year to which deferrals relate. Notwithstanding the foregoing provisions of this Section 3.3, the Administrative Committee, in its sole discretion, may permit a Participant to defer in excess of 50% of his or her Compensation to the Plan for any Plan Year (a “Supplemental Pay Deferral”), provided that the Supplemental Pay Deferral election is made prior to the beginning of the Plan Year to which it relates and is thereafter irrevocable (except as provided in Section 5.6). To the extent that the Administrative Committee exercises its discretionary authority under the prior sentence, such exercise shall be reflected in Appendix B to the Plan which shall identify each Participant designated as eligible to make Supplemental Pay Deferrals, specify the Plan Year(s) for which Supplemental Pay Deferrals may be made, and reflect any other conditions and limitations applicable with respect to such Supplemental Pay Deferrals. In no event shall Supplemental Pay Deferrals be eligible for Excess Matching Contributions
     3.4 Somatogen Acquisition Deferral Election. Any former employee of Somatogen, Inc. who is acquired by Baxter International Inc. as of the closing date of the merger agreement between Baxter and Somatogen and who completed a Special Deferral Enrollment Form shall have such form recognized as a valid election under the Plan. Deferrals authorized under this section shall be treated as deferrals authorized under Section 3.2 for purposes of accounting and distribution.
     3.5 Discretionary Contributions. The Administrative Committee may, in its sole discretion, specify such additional amounts in the form of employer contributions to be credited to the Account of a Participant or another employee who is a member of a select group of management and highly compensated employees, subject to such terms and conditions as the Administrative Committee may establish. To the extent that the Administrative Committee exercises its discretionary authority under this Section 3.5, such exercise shall be reflected in Appendix C to the Plan, which shall identify each Participant credited with such discretionary employer contributions, specify the Plan Year(s) for which contributions relate, and reflect any other limitations applicable with respect to such discretionary contributions, including any applicable Vesting requirements. Discretionary employer contributions authorized under this section shall be treated as deferrals authorized under Section 3.2 for purposes of accounting and distribution.
3.6 Employer Non-Matching Contribution. For any Plan Year after 2006, an Eligible Employee who (i) is eligible to receive an Employer Non-Matching Contribution into the IIP for the Plan Year and (ii) has Compensation for the Plan Year in excess of the limitations of Section 401(a)(17) of the Code, shall receive a contribution equal to 3% of the Eligible Employee’s Compensation in excess of the limitations of Section 401(a)(17) of the Code.
     3.7 Contributions Following Military Service. A Participant who incurs a Termination of Employment, or a leave of absence, in order to serve in the armed forces of the United States, who is entitled to re-employment rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), and who is re-employed during the period in which such re-employment rights are protected, shall be entitled to increase the percentage of his or her Compensation subject to a Pay Deferral Election in order to make up the Pay Deferral Contributions missed during the period of military service, in accordance with rules established by the Administrative Committee in accordance with USERRA and Section 409A. Such a Participant shall also be entitled to receive the same amount of Excess Matching Contributions he or she would have received had the additional Pay Deferral Contributions been made during the period of military service. A Participant who is otherwise eligible for Employer Non-Matching Contributions shall be entitled to receive the Employer Non-Matching Contributions he or she would received had he or she been employed at the same rate of Compensation during the period of military service, which shall be credited to the Deferred Compensation Account not later than 90 days after re-employment.

ARTICLE IV
CREDITING OF ACCOUNTS
     4.1 Crediting of Accounts.
          A. Excess Matching Contribution Account. An account equal to the Excess Matching Contributions, if any, of each Participant made for Plan Years prior to 2002, as adjusted for investment return under Section 4.2 and distributions under Article V.
          B. Bonus Deferral Account. An account equal to the Bonus Deferrals, if any, of each Participant made for Plan Years prior to 2002, as adjusted for investment return under Section 4.2 and distributions under Article V.
          C. Pay Deferral Account. An account equal to the Pay Deferral Contributions and Supplemental Pay Deferrals, if any, of each Participant made for Plan Years prior to 2002, as adjusted for investment return under Section 4.2 and distributions under Article V.
          D. Deferred Compensation Account. An account equal to the Excess Matching Contributions, Pay Deferral Contributions, Bonus Deferrals, Supplemental Pay Deferrals and Employer Non-Matching Contributions made for the 2002 Plan Year and thereafter, as adjusted for investment return under Section 4.2 and distributions under Article V.
          Notwithstanding the foregoing provisions of this Section 4.1, if elected by the Participant in accordance with rules established by the Administrative Committee, the Participant may elect to have his or her Excess Matching Contributions, Pay Deferral Contributions, Bonus Deferrals and Supplemental Pay Deferrals made for the 2001 Plan Year, if any, credited to his or her Deferred Compensation Account under paragraph D, instead of to the Excess Matching Contribution Account, Bonus Deferral Account and Pay Deferral Account described in paragraphs A, B and C.
          Further, effective January 1, 2002, notwithstanding the forgoing provisions of this Section 4.1, if elected by the Participant in accordance with rules established by the Administrative Committee, the Participant may make a one-time election to have amounts credited to his or her Excess Matching Contribution Account, Bonus Deferral Account and Pay Deferral Account (including Supplemental Pay Deferrals) credited to his or her Deferred Compensation Account under paragraph D, provided however, that such election is made prior to 2002 and such amounts are not scheduled to be distributed in 2001
     4-2 Earnings. Each Participant’s Accounts will be adjusted for investment return, on a daily basis, in accordance with the following provisions of this Section 4.2:
          A. Amounts in a Participant’s Excess Matching Account, Bonus Deferral Account and Pay Deferral Account will be credited with earnings at a rate determined by the Administrative Committee from time to time. Until the Administrative Committee determines otherwise, such earnings will be credited at the same rate as the Stable Income Fund in the IIP.

          B. Amounts in a Participant’s Deferred Compensation Account shall be adjusted upward or downward to reflect the investment return that would have been realized had such amounts been invested in one or more investments selected by the Participant from among the assumed investment alternatives designated by the Administrative Committee for use under the Plan. Prior to the first day of each month, or at such other times as the Administrative Committee may permit, Participants may change the assumed investment alternatives in which their Deferred Compensation Account will be deemed invested for such Plan Year. Participant elections of assumed investment alternatives shall be made at the time and in the form determined by the Administrative Committee, and shall be subject to such other restrictions and limitations as the Administrative Committee shall determine. In the event that a Participant fails to make an investment election, his or her Deferred Compensation Account shall be credited with earnings in the same manner as provided in paragraph A above.
     4.3 Account Statements. Account Statements will be generated effective at such intervals as the Administrative Committee may determine and transmitted to each Participant as soon as administratively feasible. Account Statements will reflect all Account activity during the reporting period, including Account contributions, distributions and earnings credits.
     4.4 Vesting. Subject to Sections 9.1 and 9.2, and any Vesting requirements specified by the Administrative Committee with respect to Discretionary Contributions, a Participant is always 100% Vested in his or her Accounts in the Plan at all times; provided, however, that if a Participant who incurs a Termination of Employment is not 100% Vested in his or her Employer Non-Matching Contribution Account in the IIP, the portion of his or her Deferred Compensation Account attributable to Employer Non-Matching Contributions and the earnings thereon shall be forfeited, and no Participating Employer shall have any obligation to the Participant with respect to such portion.

ARTICLE V
DISTRIBUTION OF BENEFITS
     5.1 Distribution of Benefits. Subject to Section 5.2, distribution of a Participant’s Accounts, if any, will commence in accordance with the Participant’s Distribution Election Form or Deferral Election Form as soon as administratively feasible after the Participant’s Termination of Employment. Any spousal consent requirements under the IIP will not apply to distributions under the Plan.
Anything else in this Plan to the contrary notwithstanding, effective October 22, 2004, (i) in no event shall the distribution of any Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Administrative Committee’s discretion, or otherwise, except as permitted by Treasury Regulations issued pursuant to Section 409A, and (ii) in the event that the Administrative Committee, in its sole discretion, determines that any time or form of distribution provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the Plan to fail to meet the requirements of Section 409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Administrative Committee shall amend the Plan to modify or remove the form of distribution or election right. The distribution restrictions under Section 409A shall apply to Participant’s entire account balances under the Plan, whether deferred before or after January 1, 2005.
     5.2 Distribution.
          A. Deferral Election Form. A Participant’s Excess Matching Contribution Account, Bonus Deferral Account and Pay Deferral Account will be paid in accordance with the form of payment designated in the Participant’s Deferral Election Form. The Deferral Election Form shall not be used to elect forms of distribution with respect to deferrals for Plan Years after 2001 (or 2000, with respect to a Participant electing to have his or her deferrals credited to the Deferred Compensation Account for Plan Year 2000 under Section 4.1).
          B. Distribution Election Form — Termination of Employment. A Participant’s Deferred Compensation Account and, if the Participant is not eligible for Pay Deferrals or Bonus Deferrals, his or her Excess Matching Contribution Account, will be paid after the Participant’s Termination of Employment, in accordance with the form of payment designated in such Participant’s Distribution Election Form. Distribution Election Forms shall be filed in accordance with rules established by the Administrative Committee, subject to the following:
(a)	Prior to January 1, 2007, only one Distribution Election Form could be submitted with respect to distribution of a Participant’s Deferred Compensation Account following Termination of Employment. Any such Distribution Election Form filed prior to January 1, 2007, shall remain in effect shall apply to the Participant’s entire Deferred Compensation Account (and Excess Matching Contribution Account if applicable) balance at his or her Termination of Employment.

(b)	Effective January 1, 2007, a Participant may submit a Distribution Election Form at the time he or she first makes a Bonus Deferral or Pay Deferral Election pursuant to Section 3.2 or 3.3. Except as otherwise provided in subparagraph (c) below, only one Distribution Election Form shall be filed, which shall apply to the Participant’s entire Deferred Compensation Account balance at his or her Termination of Employment. A Distribution Election Form must be filed by the end of the period for making the Participant’s first Bonus Deferral or Pay Deferral Election, and if the Participant fails to file a Distribution Election Form at such time his or her entire Deferred Compensation Account balance shall be distributed in a lump sum at his or her Termination of Employment, or in accordance with a Distribution Election Form previously filed pursuant to subparagraph (c) if applicable.

(c)	An Employee who first becomes an Eligible Employee pursuant to Section 3.1, 3.5, or 3.6 on or after January 1, 2007, and who has never previously been an Eligible Employee under Section 3.2 or 3.3 or otherwise eligible to participate in any account balance deferred compensation arrangement sponsored by any Employer, may file a Distribution Election Form not later than 30 days after his or her first day of eligibility. Except as provided in the following sentence, only one Distribution Election Form shall be filed, which shall apply to the Participant’s entire Deferred Compensation Account balance at his or her Termination of Employment, and if the Participant fails to file a Distribution Election Form at such time his or her entire Deferred Compensation Account balance shall be distributed in a lump sum at his or her Termination of Employment. Notwithstanding the foregoing, if such a Participant subsequently becomes eligible to make a Bonus Deferral or Pay Deferral Election, he or she may file a new Distribution Election Form pursuant to subparagraph (b) above. In such event, the portion of the Participant’s Deferred Compensation Account that represents amounts credited to the Deferred Compensation Account under all provisions of Article HI beginning with the first Plan Year to which the Bonus Deferral or Pay Deferral Election applies (and all earnings thereon) shall be distributed in accordance with such Distribution Election Form, and the remaining portion of the Deferred Compensation Account shall continue to be governed by this subparagraph (c).
          C. In-Service Distribution of Deferred Compensation Account. Prior to January 1, 2005, a Participant could elect to receive a distribution of all or a portion of his or her Deferred Compensation Account at a specified future date, by filing a Distribution Election Form with the Administrative Committee, specifying the dollar amount of the distribution, at least 24 months prior to the distribution date. Effective January 1, 2005, such in-service distributions are no longer permitted. In-service distributions shall be made in accordance with Distribution Election Forms filed within the 24 month period prior to January 1, 2005, but in no event shall the amount of any such in-service election exceed the Participant’s total account balance as of December 31, 2004. If the Participant who requested an in-service distribution during the 24 month period prior to January 1, 2005, has a Termination of Employment prior to the specific date requested on such Distribution Election Form, such form shall be ignored and the Participant’s distribution election with respect to Termination of Employment shall be followed.
          D. Forms of Distribution. The forms of distribution are:
(a)	a lump sum payment, or

(b)	annual installments of at least 2 years, but not to exceed 15 years.
If annual installments are elected, the amount of each installment will be equal to the remaining balance in the Participant’s Account prior to payment of the installment, divided by the remaining number of installments to be paid (including the installment being calculated).
Except as provided below, effective January 1, 2007, lump sum payments will be paid, and annual installments will commence, in the first quarter of the Plan Year as specified in the Participant’s Deferral Election Form or Distribution Election Form (or, if the Distribution Election Form provides for payments following a Termination of Employment, in the first quarter of the Plan Year following the Plan Year in which the Termination of Employment occurs). Subsequent installments will be paid annually in the first quarter of subsequent Plan Years. In the case of installment payments which commenced prior to January 1, 2007, the installment that would otherwise have been paid in the third quarter of 2007 shall be paid in the first quarter, and all installments shall thereafter be paid in the first quarter of subsequent years.
If a Participant does not elect a form of distribution by the time the Deferral Election Form or the Distribution Election Form is required to be completed, the Participant’s election will default to a lump sum payment in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination of Employment.
Notwithstanding the above, a Participant whose Accounts under the Plan total less than $50,000 as of the last day of the Plan Year in which he or she incurs a Termination of Employment will receive lump sum payment of his or her Accounts in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination of Employment.
Notwithstanding the foregoing, in no event shall any payment of a benefit made in connection with the Termination of Employment of a “key employee”, as defined in Section 409A, be made until at least six months following such Termination of Employment, and any amounts that would otherwise have been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period. For purposes of this paragraph, the status of Participants as key employees shall be determined as of December 31 of each year, and if a Participant is determined to be a key employee on any December 31, the restriction of clause (ii) shall apply if and only if he incurs a termination of employment at any time during the twelve month period commencing on the following April 1.
     5.3 Effect of Payment. Payment to the person or trust reasonably and in good faith determined by the Administrative Committee to be the Participant’s Beneficiary will completely discharge any obligations Baxter or any other Employer may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Administrative Committee in good faith believes to be incompetent or incapable of handling the disposition of property, the Administrative Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor and such decision by the Administrative Committee is binding on all parties. The Administrative Committee may initiate whatever action it deems appropriate to ensure that benefits are properly paid to an appropriate guardian.
The Administrative Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Administrative Committee and the Employer from all liability with respect to such benefit.
     5.4 Taxation of Plan Benefits. It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.
     5.5 Withholding and Payroll Taxes. Baxter will withhold from payments made hereunder any taxes required to be withheld for the payment of taxes to the Federal, or any state or local government.
     5.6 Distribution Due to Unforeseeable Emergency. Upon written request of a Participant and the showing of Unforeseeable Emergency, the Administrative Committee may authorize distribution of all or a portion of the Participant’s Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve the Unforeseeable Emergency. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, liquidation of the Participant’s assets, to the extent that such liquidation would not in and of itself cause severe financial hardship. If a Participant receives a distribution under this Section 5.6, or receives a hardship distribution from the IIP or any other elective plan of deferred compensation maintained by any Employer, such Participant’s Pay Deferral Election and Bonus Deferral Election, if any, shall be revoked for the Plan Year in which the distribution is received, and, if such distribution is received in the last six months of the Plan Year any Pay Deferral or Bonus Deferral Election for the succeeding Plan Year shall not take effect until six months after the date of the withdrawal.
     5.7 Distribution Due to Inclusion in Taxable Income. In the event that any portion of a Participant’s Account is included in his or her taxable income prior to distribution pursuant to Section 409A, the amount so included shall be distributed to the Participant as soon as administratively possible.

ARTICLE VI
BENEFICIARY DESIGNATION
     6.1 Beneficiary Designation. Each Participant has the right to designate one or more persons or trusts as the Participant’s Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrative Committee and will be effective only when filed with the Administrative Committee during the Participant’s lifetime.
     6.2 Amendments to Beneficiary Designation. Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrative Committee. If a Participant’s Accounts are community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.
     6.3 No Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary’s share, the remaining benefits will be payable to the Beneficiary’s estate.
     6.4 Form of Payment to Beneficiary. The Account of a Participant who dies prior to Termination of Employment shall be paid to his or her Beneficiary in a single lump sum as soon as administratively feasible following the date of death, regardless of the form of payment elected by the Participant The Account of a Participant who dies after Termination of Employment, but before his or her Account has been fully distributed, shall be distributed in the same manner and at the same time as it would have been distributed to the Participant, except that the six month delay in distributions to a key employee pursuant to the last paragraph of Section 5.2 shall not apply to the Beneficiary of a key employee who dies during the six month period following his or her Termination of Employment.

ARTICLE VII
ADMINISTRATION
     7.1 Administrative Committee. The Plan is administered by the Administrative Committee, which is the Plan Administrator for purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Baxter has appointed the members of the Administrative Committee to administer the Plan. Members of the Administrative Committee may be Participants in the Plan.
     7.2 Administrative Committee Powers. The Administrative Committee has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:
(a)	Interpretation of Plan. The Administrative Committee has the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;

(b)	Plan Procedures. The Administrative Committee has the power, right and duty to adopt procedures, rules, regulations and forms to be followed by employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment, and which procedures may provide for any election or consent to be made (including without limitation the filing of a Deferral Election Form or Distribution Election Form) by electronic mail, internet website, voice response system or other electronic method to the extent permitted by applicable law;

(c)	Benefit Determinations. The Administrative Committee has the power, right and duty to make determinations as to the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Committee; and

(d)	Allocation of Duties. The Administrative Committee is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrative Committee or Baxter.

(e)	Plan Amendments. The Administrative Committee is empowered to amend the Plan as provided in Section 8.1(b).
     7.3 Uniform Application of Rules. The Administrative Committee will apply all rules, regulations, procedures and decisions uniformly and consistently to all Participants similarly situated. Any ruling, regulation, procedure or decision of the Administrative Committee will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrative Committee which is within its authority, except as provided in Section 7.4 below. When making a determination or a calculation, the Administrative Committee will be entitled to rely on information supplied by any Employer, accountants and other professionals including, but not by way of limitation, legal counsel for Baxter or any Employer.
     7.4 Claims Procedure. Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Administrative Committee. Such claim shall be filed not more than one year after the Applicant knows, or with the exercise of reasonable diligence would know, if the basis for the claim. A formal claim shall not be required for the distribution of a Participant’s Accounts in the ordinary course of business, but in any case a claim that relates to a dispute over the amount of a distribution shall be filed not more than one year after the distribution is paid. The Administrative Committee may, in its sole discretion (and notwithstanding the first sentence of Section 7.3) accept a claim that is filed late if it determines that special circumstances warrant acceptance of the claim.
If a claim for benefits by the Applicant is denied, in whole or in part, the Administrative Committee, or its delegate, shall furnish the Applicant within 90 days after receipt of such claim, a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 7.4. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his or her claim is denied after an appeal and review. The 90 day period may be extended by up to an additional 90 days if special circumstances required, in which event the Applicant shall be notified in writing by the end of the initial 90 day period of the reason for the extension and an estimate of when the claim will be processed.
Any Applicant whose claim is denied under the provisions described above, or who has not received from the Administrative Committee a response to his or her claim within the time periods specified in the provisions described above may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. If such a request is made, the Administrative Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the reason for the extension and an estimate of when the review will be complete shall be given to the Applicant before the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA.
No person entitled to benefits under the Plan shall have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court or administrative agency prior to his or her filing a claim for benefits and exhausting all of his or her rights under this Section 7.4, or more than 180 days after he receives the Administrative Committee’s decision on review of the denial of his or her claim. Although not required to do so, an Applicant, or his or her representative, may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, shall permanently bar the Applicant, and his or her successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.
     7.5 Action by Administrative Committee. Action by the Administrative Committee will be subject to the following special rules:
(a)	Meetings and Documents. The Administrative Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents.

(b)	Action by Majority. The Administrative Committee will act by a majority decision which action will be as effective as if such action had been taken by all Administrative Committee members, provided that by majority action one or more Administrative Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Administrative Committee members.

(c)	Resolving Deadlocks. If there is an equal division among the Administrative Committee members with respect to any question a disinterested party may be selected by a majority vote to decide the matter. Any decision by such disinterested party will be binding.
     7.6 Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former Administrative Committee members, officers, or directors of Baxter, the Employers or their subsidiaries or affiliates, if any, will be indemnified and saved harmless by the Employers from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN
     8.1 Amendment.
(a)	The Compensation Committee may amend the Plan at any time, except that no amendment will decrease or restrict the Accounts of Participants and Beneficiaries at the time of the amendment. The Company’s authority to amend the Plan has been delegated to the Administrative Committee to the extent provided in Section 8.1(b). The authority to amend the Plan in any respect (whether or not such amendment is within the authority delegated to the Administrative Committee) may also be exercised by the Board of Directors, the Compensation Committee or any other person to whom the Board or Compensation Committee delegates such authority.

(b)	The Administrative Committee has been delegated the authority to adopt any amendments to the Plan as the Administrative Committee may determine to be necessary or appropriate, except that no amendment shall be made to any Plan without approval of the Compensation Committee unless the Administrative Committee determines that such amendment will not significantly change the overall level of benefits provided by such Plan; significantly change the requirements for eligibility for participation in the Plan; or add any material new benefit that would significantly increase the cost of the Plan. In illustration but not limitation of the foregoing, the Administrative Committee is authorized to adopt any amendment to a Plan that it determines to be:
(i)	an amendment that provides for the Plan to be adopted by any business entity acquired by the Company, including providing any special rules applicable to the employees of such business entity;

(ii)	an amendment that the Administrative Committee determines to be of an administrative, ministerial or technical nature only;

(iii)	an amendment that the Administrative Committee determines to be necessary or appropriate to carry out any amendment approved by, or other resolution adopted by, the Board;

(iv)	an amendment that the Administrative Committee determines to be necessary or appropriate to comply with any applicable law, or necessary to conform the terms of the Plan to established administrative practices or procedures; or

(v)	an amendment that the Administrative Committee determines to be necessary or appropriate to clarify or to resolve any inconsistency or ambiguity in the terms of the Plan.

The adoption by the Administrative Committee of any amendment to the Plan shall constitute conclusive evidence that the Administrative Committee has determined such amendment to be authorized under the terms of the foregoing resolution, which determination shall be conclusive and binding on all employees, participants, beneficiaries and other persons claiming any benefit under the Plan.
     8.2 Right to Terminate. The Compensation Committee may at any time terminate the Plan. Any Employer may terminate its participation in the Plan by notice to Baxter. The Plan may also be terminated with respect to a group of Eligible Employees only (including, effective January 1, 2005, Participants who are Eligible Employees solely by reason of Section 3.1), and the provisions of Section 8.3 shall apply to such group of Eligible Employees only.
     8.3 Payment at Termination. If the Plan is terminated payment of each affected Participant’s Accounts to the Participant or Beneficiary for whom they are held will commence within 60 days of such termination in the form determined under Article 5, provided that such payment is permitted by Treasury Regulations issued pursuant to Section 409A. To the extent the Administrative Committee, in its sole discretion, determines that such payment is not permitted, the Accounts of Participants shall continue to be held until distributed in accordance with Article V.

ARTICLE IX
MISCELLANEOUS
     9.1 Unfunded Plan. This Plan is intended to be an unfunded retirement plan maintained primarily to provide retirement benefits for a select group of management or highly compensated employees. All credited amounts are unfunded, general obligations of the appropriate Employer. This Plan is not intended to create an investment contract, but to provide retirement benefits to eligible employees who participate in the Plan. Eligible employees are members of a select group of management or are highly compensated employees, who, by virtue of their position with an Employer, are uniquely informed as to such Employer’s operations and have the ability to affect materially Employer’s profitability and operations.
     9.2 Unsecured General Creditor. In the event of an Employer’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of such Employer, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Employer (the “Policies”) greater than those of any other unsecured general creditors. In that event, any and all of the Employer’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Employer to pay money in the future.
     9.3 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein will preclude an Employer from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary.
     9.4 Not a Contract of Employment. The terms and conditions of this Plan will not be deemed to constitute a contract of employment between a Participant and such Participant’s Employer, and neither the Participant nor the Participant’s Beneficiary will have any rights against such Participant’s Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan is deemed to give a Participant the right to be retained in the service of his or her Employer or to interfere with the right of such Employer to discipline or discharge him or her at any time.
     9.5 Protective Provisions. A Participant will cooperate with Baxter by furnishing any and all information requested by Baxter, in order to facilitate the payment of benefits hereunder.

     9.6 Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois, to the extent not preempted by ERISA.
     9.7 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Baxter will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.
     9.8 Notice. Any notice or filing required or permitted to be given to Baxter or the Administrative Committee under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Administrative Committee, or to Baxter’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of Baxter. Notice to a Participant or Beneficiary may be hand delivered or mailed to the Participant or Beneficiary at his or her most recent address as listed in the employment records of Baxter. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.
     9.9 Successors. The provisions of this Plan will bind and inure to the benefit of Baxter, each Employer, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Baxter, and successors of any such corporation or other business entity.
     9.10 Action by Baxter. Except as otherwise provided herein, any action required of or permitted by Baxter under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee.
     9.11 Effect on Benefit Plans. Amounts paid under this Plan, will not by operation of this Plan be considered to be compensation for the purposes of any benefit plan maintained by any Employer. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.
     9.12 Participant Litigation. In any action or proceeding regarding the Plan, employees or former employees of Baxter or an Employer, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against Baxter, an Employer, the Administrative Committee, or any member of the Administrative Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of Baxter, each Employer, the Administrative Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.
*     *     *
     IN WITNESS WHEREOF, the undersigned duly authorized officer has caused this Plan to be executed this 19th day of December, 2006.

BAXTER INTERNATIONAL INC.
By
Jeanne K. Mason
Corporate Vice President of Human Resources

APPENDIX A
PARTICIPATING EMPLOYERS
Participating Employers in the Plan include all participating Employers in the Baxter International Inc. and Subsidiaries Incentive Investment Plan.

APPENDIX B
PARTICIPANTS ELIGIBLE FOR SUPPLEMENTAL PAY DEFERRALS

Name	Plan Year(s)	Terms and Conditions

25